                                                                       EXHIBIT 2

                            SHAREHOLDERS' AGREEMENT


          THIS SHAREHOLDERS' AGREEMENT ("Agreement") is made and entered into as of October 21, 1997 by and between Berkshire Hathaway, Inc., a Delaware corporation ("Parent"), and each of the other persons whose signature appears on the signature page hereto (each a "Shareholder" and collectively the "Shareholders").

          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and International Dairy Queen, Inc., a Delaware corporation (the "Company"), are executing and delivering to each other that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, a copy of which each of the Shareholders has received and reviewed, pursuant to which the Company will be merged with and into a direct, wholly owned subsidiary of Parent (the "Merger") and each share of Class A Common Stock, par value $.01 per share, of the Company ("Company Class A Stock") and Class B Common Stock, par value $.01 per share, of the Company ("Company Class B Stock" and together with the Company Class A Stock, the "Company Common Stock") will be converted into the right to receive, at the election of the holder thereof and subject to certain limitations stated in the Merger Agreement, a portion of a share of Class A Common Stock, par value $5.00 per share, of Parent ("Parent Class A Stock"), a portion of a share of Class B Common Stock, par value $.1667 per share, of Parent ("Parent Class B Stock" and together with the Parent Class A Stock, the "Parent Stock"), or cash; and

          WHEREAS, after considering the best interests of the Company and its shareholders, reviewing the Merger Agreement, and weighing the possibilities of acquisition proposals from parties other than Parent, each of the Shareholders has determined that an acquisition of the Company by Parent is uniquely advantageous to the Company and its shareholders, providing benefits not available in an acquisition of the Company by any other reasonably foreseeable acquiror of the Company; and

          WHEREAS, each of the Shareholders, after considering his own financial interests, has determined that he wants to acquire Parent Stock through the Merger in exchange for his Company Common Stock, and does not want to acquire either cash or the stock of any other reasonably foreseeable acquiror of the Company in exchange for his Company Common Stock; and

          WHEREAS, Parent is willing to execute and deliver the Merger Agreement only if each of the Shareholders executes and delivers this Agreement and only in reliance upon the agreements, representations, and warranties of each of the Shareholders herein, and each of the Shareholders is willing to execute and deliver this Agreement in order to induce Parent to execute and deliver the Merger Agreement;

          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholders hereby severally agree with Parent as follows:

          Representations and Warranties of the Shareholders.  Each Shareholder
          --------------------------------------------------
hereby severally represents and warrants to Parent as follows:

          (a) Authority; No Violation. Such Shareholder has all necessary power and authority to enter into and perform all of such Shareholder's obligations hereunder. The execution and delivery of this Agreement by such Shareholder and consummation by such Shareholder of the transactions contemplated hereby will not violate, conflict with, or constitute a default under any contract, commitment, restriction, arrangement, or other agreement to which such Shareholder is a party or by which such Shareholder is bound, including any proxy, proxy agreement, voting agreement, voting trust, shareholders' agreement, or trust agreement. There is no other person, including any beneficiary of or other holder of an interest under any trust of which such Shareholder is a trustee, whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder (and such Shareholder's spouse if such spouse's signature is required under applicable law in order to convey to Parent the full benefit of this Agreement), and constitutes a valid and binding agreement of such Shareholder (and such spouse if applicable), enforceable against such Shareholder (and such spouse) in accordance with its terms.

          (b) Ownership of Shares. Such Shareholder is the beneficial owner or record holder of the number of each class of shares of Company Common Stock indicated under such Shareholder's name on the signature page hereto (the "Existing Shares", and together with any shares of the Company Common Stock acquired by Shareholder after the date hereof, the "Shares") and, as of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock owned beneficially or of record by such Shareholder. With respect to the Existing Shares, such Shareholder has sole voting power, sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power to dispose, sole power to demand a dissenting shareholder's appraisal rights and sole power to engage in the actions set forth in Section 2 hereof, with no restriction on the voting rights, rights of disposition or otherwise, subject to applicable federal or state securities laws restricting "affiliates" of the Company.

          (c) No Intention to Sell. Such Shareholder has no plan or intention to, directly or indirectly, sell, exchange or otherwise dispose of, reduce the risk of loss by short sale or otherwise, enter into any contract or other arrangement with respect to, or consent to the sale, exchange or other disposition of any interest in, the Parent Stock which such Shareholder receives in the Merger. Such Shareholder gives this representation to enable Faegre & Benson, tax counsel to the Company, and Munger, Tolles & Olson, tax counsel to Parent, to render their respective legal opinions at the Closing (as defined in the Merger Agreement) that the Merger qualifies as a reorganization within the meaning of Section 368 of the Internal Revenue Code of

1986, as amended. Such Shareholder understands that significant adverse tax consequences may result to Parent, the Company, and the Company's shareholders, including such Shareholder, if such representation is not true and complete as of the Effective Time (as defined in the Merger Agreement) of the Merger and agrees to restate the foregoing representation on or about the Effective Time of the Merger.

          2. Voting Agreement, Proxy, and Agreement Not to Transfer or Convert.
              ------------------------------------------------------------------

             (a) Agreement to Vote for Merger. Each Shareholder hereby severally and irrevocably agrees to vote all of the Shares as follows: (i) in favor of the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement; (ii) in favor of any other matter necessary to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) against any Alternative Transaction Proposal (as defined in the Merger Agreement), and (iv) against any other action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement. Such Shareholder will not enter into any agreement or understanding prior to the Termination Date (as defined below) to vote after the Termination Date in any manner inconsistent with clauses (i), (ii), (iii), or (iv) of the preceding sentence.

               (b) Irrevocable Proxy. Each Shareholder hereby severally grants to, and appoints, Parent and Warren E. Buffett, Chairman of Parent, Charles T. Munger, Vice-Chairman of Parent, and Marc D. Hamburg, Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall succeed to either such office of Parent, and any other designee of Parent, and each of them, such Shareholder's proxy and attorney-in-fact (with full power of substitution and resubstitution), to vote the Shares as stated in clauses (i), (ii), (iii), and (iv) of Section 2(a). This proxy is, and such Shareholder intends this proxy to be, irrevocable and coupled with an interest. This proxy will expire at the close of business on the Termination Date. Such Shareholder will take any and all further actions and will execute and deliver any and all further instruments (including a proxy separate from this Agreement) as may be necessary or desirable, in Parent's sole determination, to effectuate the intent of this proxy. Such Shareholder hereby revokes any and all proxies, voting agreements, voting trusts, or other arrangements of any kind previously granted by such Shareholder with respect to the voting of the Shares.

                (c) No Transfer of Shares. Each Shareholder hereby severally agrees not to (i) sell, transfer, assign, or otherwise dispose, by gift or otherwise, of any of the Shares or any interest therein, (ii) pledge, mortgage, hypothecate, or otherwise encumber any of the Shares or any interest therein,
(iii) deposit the Shares or any interest therein into any voting trust, voting agreement, proxy, or other arrangement of any kind with respect to the voting of the Shares, or (iv) enter into any contract, option, or other arrangement with respect, directly or indirectly, to the foregoing, provided that nothing herein shall be deemed to prohibit (i) the pledge of any of the

Shares pursuant to the terms of any bank credit agreement, or (ii) any Shareholder from making bona fide gifts of any of the Shares, if the donee of such Shares agrees in writing with Parent to be bound by the terms of this Agreement. Except as expressly set forth above, without the prior written consent of Parent, any purported sale, transfer, assignment, disposition, pledge, mortgage, hypothecation, encumbrance, or deposit of the Shares or any interest therein, or contract, option, or other arrangement with respect, directly or indirectly, thereto will be null, void, and unenforceable and will have no effect on the agreements, including the proxy, contained in this Agreement.

          (d) Conversion; Election of Merger Consideration; Waiver of Appraisal Rights. With respect to any Shares that are Company Class B Stock, each Shareholder hereby severally agrees not to, directly or indirectly, convert any such Company Class B Stock into Company Class A Stock, pursuant to the Company's certificate of incorporation or otherwise, without the prior written consent of Parent. Any Company Class B Stock converted with Parent's consent into Company Class A Stock will continue to be subject to the terms and provisions of this Agreement to the same extent and manner as other Shares. Such Shareholder agrees that, to the extent that an election is available to such Shareholder with respect to the consideration available in the Merger, such Shareholder will elect to obtain the maximum number of shares of Parent Stock available in the Merger. Such Shareholder waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.

          (e) Stop Transfer. Each Shareholder hereby severally agrees that such Shareholder (i) will not request that the Company register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made with Parent's prior written consent, (ii) will tender to the Company, within fifteen business days of the date of this Agreement, all certificates representing such Shareholder's Shares for the Company to inscribe thereupon the following legend:
"The shares of Class [A or B] Common Stock, $.01 par value per share, of [name of Company] (the "Company") represented by this certificate are subject to a Shareholders' Agreement dated as of [date], and may not be sold or otherwise transferred, except in accordance therewith. A copy of such Agreement is available for inspection at the principal executive office of the Company", and
(iii) will, within fifteen business days of the date of this Agreement, no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee.

    3.       Affiliate Status.
             ----------------

             (a) Each Shareholder hereby severally acknowledges that such Shareholder may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1993, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact. Shareholder represents to and covenants with Parent that such Shareholder will not sell, assign, transfer or otherwise dispose of, or offer to sell, transfer or otherwise dispose of, the Parent Shares, if any, that such Shareholder receives in the Merger except (i) in conformity with Rule 145,
(ii) pursuant to an effective
registration statement under the Act, or (iii) in a transaction that, in the opinion of independent counsel reasonably satisfactory to Parent, is exempt from registration under the Act.

          (b) Shareholder severally acknowledges and agrees that, shortly before the Effective Time, such Shareholder will deliver to Parent a letter, in the form of Exhibit B to the Merger Agreement, that makes the representations set forth in Section 3(a) of this Agreement.

    4.    No Solicitation.  In such Shareholder's capacity as a record or
          ---------------
beneficial owner of Company Common Stock, each Shareholder severally agrees that such Shareholder will not, and will not authorize or permit any of such Shareholder's agents or advisers to, directly or indirectly solicit, initiate or encourage (including by way of furnishing information) any Alternative Transaction Proposal or take any other action to facilitate the submission from any person of any Alternative Transaction Proposal.

     5.   Stockholder Capacity.  Each Shareholder is entering this Agreement in
          --------------------
his capacity as the record and beneficial owner of such Shareholder's Shares, and not in his capacity as a director of the Company.

     6.   Termination.  The obligations of the Shareholders, other than those
          -----------
set forth in the last sentence of Section 2(a) and those set forth in Section 3, shall terminate upon the earlier to occur of (i) termination of the Merger Agreement in accordance with Article 7 thereof, or (ii) consummation of the Merger. The date of such termination is referred to herein as the "Termination Date".

     7.   Specific Performance.  The Shareholders each acknowledge and agree
          --------------------
with Parent that irreparable damages would occur in the event that any provision of this Agreement is not performed in accordance with the terms hereof, that monetary damages would be an inadequate remedy to Parent, and that Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     8.  Indemnification.  Parent shall indemnify, defend and hold harmless each
         ---------------
Shareholder against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld) of or in connection with any third-party claim, action, suit, proceeding or investigation arising out of such Shareholder's execution, delivery or performance of this Agreement. Any Shareholder wishing to claim indemnification under this Section 8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent in writing as soon as reasonably practicable (but the failure so to notify Parent shall not relieve Parent from any liability which it may have under this Section 8 except to the extent such failure prejudices Parent). The Shareholders as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Shareholders.

     9.  Miscellaneous.
         -------------

         (a) Definitional Matters.

             (i) "Person" means a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended). In the event of a stock dividend or distribution, or any change in the Company Common Stock, by reasons of any stock dividend, split-up, recapitalization, combination, exchange of shares, or the like, "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. "Vote" (including "voting") means to vote in person or by proxy at a meeting of shareholders, to grant a written consent to any action to be taken by the written consent of shareholders, or to give instructions to a proxyholder or any other person with authority to vote shares.

              (ii) Any capitalized terms used but not defined in this Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

              (iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               (iv) The phrase "including" shall be deemed to mean "including without limitation".

         (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         (c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (d) Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that no such assignment shall relieve Parent of its obligations under this Agreement.

          (e) Amendment. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

          (f) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

          (g) Severability. If any terms or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          (i) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by FedEx or another standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

     If to Parent, to:

          Berkshire Hathaway, Inc.
          1440 Kiewit Plaza
          Omaha, Nebraska  68131
          Telephone:  (402) 346-1400
          Fax: (402) 346-3375

          Attention: Mr. Marc Hamburg


     If to any of the Shareholders, to the respective address noted on the signature page hereto.

     10. Further Assurances. Each Shareholder will execute and deliver all such further documents and instruments and take all such further actions as may be necessary in order to consummate the transactions contemplated hereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BERKSHIRE HATHAWAY INC.              SHAREHOLDERS:

By:  /s/ Marc D. Hamburg             /s/ John W. Mooty
     ----------------------          ----------------------------------
                                     John W. Mooty
Its: Vice President-CFO
     -----------------------
                                     Number of Shares of Company
                                     Class A Stock: 485,849
                                     ----------------------------------
\
                                     Number of Shares of Company
                                     Class B Stock:  839,049
                                                   --------------------

                                     Address:
                                              __________________________

                                              --------------------------

                                     Spouse:  /s/ Jane N. Mooty
                                            -----------------------------
                                               Jane N. Mooty

                                              /s/ Jane N. Mooty
                                           ------------------------------
                                              Jane N. Mooty

                                     Number of Shares of Company
                                     Class A Stock:  13,735
                                                   ----------------------
                                     Number of Shares of Company
                                     Class B Stock:  560,882
                                                   ----------------------
                                     Address:
                                              ___________________________

                                              ___________________________

                                     Spouse:  /s/ John W. Mooty
                                             ----------------------------
                                                  John W. Mooty

                                     LUTHER FAMILY LIMITED PARTNERSHIP


                                     By:  C. David Luther
                                         -------------------------------------
                                          C. David Luther

                                     Its:  G.P.
                                          ------------------------------------

                                     Number of Shares of Company
                                     Class A Stock:
                                                    --------------------------

                                     Number of Shares of Company
                                     Class B Stock:   550,000
                                                    --------------------------

                                     Address:
                                             _________________________________

                                             ---------------------------------

                                       /s/ David N. Mooty
                                      ----------------------------------------
                                       David N. Mooty

                                       Number of Shares of Company
                                       Class A Stock:   19,540
                                       ----------------------------

                                       Number of Shares of Company
                                       Class B Stock:  142,502
                                                     -------------------------

                                     Address:
                                              ________________________________

                                              --------------------------------
                                     Spouse:  /s/ Jeanne H. Mooty
                                              --------------------------------

                                             /s/ Bruce W. Mooty
                                             ---------------------------------
                                             Bruce W. Mooty

                                             Number of Shares of Company
                                             Class A Stock:  25,418
                                                             -----------------

                                             Number of Shares of Company
                                             Class B Stock:  219,153
                                                             -----------------

                                             Address:
                                                     _________________________

                                                     -------------------------

                                             Spouse:
                                                    __________________________


                                             /s/ Charles W. Mooty
                                             ---------------------------------
                                             Charles W. Mooty

                                             Number of Shares of Company
                                             Class A Stock: 47,089
                                                            ------------------

                                             Number of Shares of Company
                                             Class B Stock: 195,701
                                                            ------------------

                                             Address:
                                                     -------------------------

                                                     -------------------------

                                             Spouse:
                                                    --------------------------